For more information, contact: Anthony C. Allen Vice President & Treasurer (502) 329-2000	For Immediate Release

SYPRIS APPOINTS T. SCOTT HATTON AS VICE PRESIDENT & CFO
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HONEYWELL EXECUTIVE TO BEGIN JULY 18

LOUISVILLE, Ky. (JUNE 27, 2005) — Sypris Solutions, Inc. (Nasdaq/NM:SYPR) announced today that T. Scott Hatton has been appointed Vice President and Chief Financial Officer with responsibility for the Company’s Finance, Accounting and Treasury operations. Mr. Hatton will be located at the Company’s headquarters in Louisville, Kentucky and will report to Jeffrey T. Gill, the President and Chief Executive Officer of Sypris Solutions.

    Mr.        Hatton will be joining Sypris from Honeywell International, where he served most recently as Vice President and Chief Financial Officer for Honeywell Automation & Control Solutions, an $8.0 billion strategic business group of Honeywell. While at Honeywell, Mr. Hatton also served as Vice President and Chief Financial Officer for the Transportation Systems group from 2002 to 2003 and was a key member of the operating team responsible for achieving significant improvements in revenue and net income, while initiating strategic growth investments for the future.

        Prior to Honeywell, Mr. Hatton served with the General Electric Company for fourteen years in a number of progressively responsible executive assignments, including Chief Financial Officer for the Global Noryl business unit of GE Plastics and Chief Financial Officer for GE Superabrasives. Mr. Hatton, who is 38 years old, is a certified Six Sigma Master Black Belt, a graduate of the GE Financial Management Program and holds a Bachelor’s degree in Business Administration from the University of Kentucky.

        Commenting on the announcement, Jeffrey T. Gill, President and Chief Executive Officer of Sypris Solutions, said, “We are very pleased to announce the addition of Scott to our executive staff. With his proven record of professional accomplishment and extensive multi-industry experience Scott is expected to make a significant and immediate impact on the future growth and development of Sypris Solutions.”

        Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products. The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and government agencies in the markets for aerospace and defense electronics, truck components and assemblies, and test and measurement services. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

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